Exhibit 4.3

GLOBAL NET LEASE, INC.

OFFICER’S CERTIFICATE

September 12, 2023

Pursuant to Section 27 of the Rights Agreement dated as of April 9, 2020, between Global Net Lease, Inc., a Maryland corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability company (the “Rights Agent”), the undersigned being the Chief Executive Officer and President of the Company hereby certifies, on behalf of the Company, to the Rights Agent that: (1) he is an “authorized signatory” for purposes of Section 27 of the Rights Agreement; and (2) the proposed amendment attached hereto as Exhibit A seeking to revise the definition of “Final Expiration Date” set forth in Section 1.31 of the Rights Agreement by changing the date from April 8, 2024 to September 12, 2023, is in compliance with the terms of Section 27 of the Rights Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

/s/ James L. Nelson
James L. Nelson
Chief Executive Officer and President

[Signature Page to Officer’s Certificate to GNL Rights Agreement Termination]

Exhibit A

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement, dated as of September 12, 2023 (this “Amendment”), is made between Global Net Lease, Inc., a Maryland corporation (the “Company”) and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of April 9, 2020, as amended by that certain Amendment to Rights Agreement dated as of February 26, 2021 (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement provides, in part, that the Company may from time to time supplement or amend the Rights Agreement to amend provisions of the Rights Agreement which the Company may deem necessary or desirable;

WHEREAS, this Amendment is being adopted substantially concurrently with the completion of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger, dated May 23, 2023, by and among the Company, The Necessity Retail REIT, Inc., a Maryland corporation, and the other merger parties thereto;

WHEREAS, In connection with the Merger, the Board of Directors of the Company has determined in good faith that the amendments to the Rights Agreement set forth herein are desirable and, pursuant to Section 27 of the Rights Agreement, has duly authorized such amendments to the Rights Agreement;

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement to accelerate the expiration date of the Rights.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.              Amendment to the definition of “Final Expiration Date”. The definition of “Final Expiration Date” contained in Section 1.31 of the Rights Agreement is hereby deleted and replaced in its entirety with the following:

“Final Expiration Date” shall mean 9:00 a.m., New York City time, on September 12, 2023 to coincide with the closing of the Merger. It being understood if the Merger is unable to close, Final Expiration Date shall mean 5:00 p.m. New York City time, on April 8, 2024.

2.	Amendments to Exhibit B (Form of Right Certificate).

a)                  The reference to April 8, 2024 in the first line of the first paragraph of Exhibit B is hereby changed to September 12, 2023, and all provisions of the first paragraph shall otherwise remain unchanged.

b)                  The reference to April 8, 2024 in the first sentence of the second full paragraph of Exhibit B is hereby changed to September 12, 2023, and all provisions of the second paragraph shall otherwise remain unchanged.

3.               Amendment to Exhibit C. The reference to April 8, 2024 in the second sentence of the first full paragraph under the heading “EXERCISABILITY OF RIGHTS” of Exhibit C (Summary of Rights to Purchase Preferred Shares) is hereby changed to September 12, 2023, and all provisions of the first paragraph shall otherwise remain unchanged.

4.               Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.              Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state, except that the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

6.            Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.               CERTIFICATION. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.

8.              FULL FORCE AND EFFECT. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms. In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment and any provision of the Rights Agreement, the provision of this Amendment shall govern and control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Rights Agreement to be duly executed as of the date first written above.

GLOBAL NET LEASE, INC.

By:	/s/ James Nelson
Name:	James Nelson
Title:	Chief Executive Officer

EQUINITI TRUST COMPANY, LLC

By:	/s/ Maritza Merced
Name:	Maritza Merced
Title:	Senior Relationship Manager